Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ANNOUNCES THIRD QUARTER EARNINGS
SUNNYVALE, CALIF. October 17, 2013 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in robotic-assisted surgery, today reported third quarter of 2013 revenue of $499 million, down approximately 7% compared with $538 million for the third quarter of 2012.
Third quarter of 2013 instruments and accessories revenue increased 10% to $239 million from $218 million in the third quarter of 2012. The growth in instruments and accessories revenue is the result of growth in da Vinci® surgical procedures. da Vinci surgical procedures grew approximately 16% in the third quarter of 2013 compared to the third quarter of 2012, driven primarily by growth in general surgery, U.S. gynecology and international urology procedures.
Third quarter of 2013 systems revenue was $159 million, a decrease of 32%, compared with $232 million during the third quarter of 2012. During the third quarter of 2013, Intuitive Surgical sold 101 da Vinci Surgical Systems compared with sales of 155 systems during the same period last year. System sales were down in the third quarter of 2013 primarily as a result of moderating growth in benign gynecology, combined with changing hospital capital spending priorities associated with the implementation of the Affordable Care Act.
Third quarter of 2013 service revenue increased 15% to $101 million from $88 million during the third quarter of 2012, reflecting growth in the installed base of da Vinci Surgical Systems.
Third quarter of 2013 operating income decreased to $174 million from $211 million in the third quarter of 2012. Operating results for the third quarter of 2013 included $50 million of non-cash stock-based compensation expense compared with $47 million for the third quarter of 2012.
Intuitive Surgical’s income tax rate for the third quarter of 2013 was 12% compared with 15% for the third quarter of 2012. Income tax expense for the third quarter of 2013 and the third quarter of 2012 included discrete tax benefits of $26 million and $35 million, respectively, associated with the expiration of the statutes of limitations in multiple jurisdictions.
Third quarter of 2013 net income was $157 million, or $3.99 per diluted share, compared with $183 million, or $4.46 per diluted share, for the third quarter of 2012.
Intuitive Surgical ended the third quarter of 2013 with $2.5 billion in cash, cash equivalents and investments, reflecting a decrease of $495 million during the quarter. $694 million in cash was used to repurchase approximately 1.74 million shares of Intuitive Surgical’s common stock in the third quarter of 2013 at an average price of $398.87 per share.

Commenting on the announcement, Dr. Gary Guthart, President and CEO of Intuitive Surgical, said, “Our third quarter results were impacted by the same pressures we faced in the first half of the year - namely, moderating growth in benign gynecology, combined with changing hospital capital spending priorities associated with the implementation of the Affordable Care Act. We remain confident in the long-term opportunity to fundamentally improve surgery using our technologies. We are focused on educating our community on the safety, efficacy and cost-effectiveness of our products, expanding our capabilities for general surgery, extending the benefits of minimally invasive surgery using da Vinci in gynecology and urology worldwide, and continuing our launch of new products to serve our customers and their patients.”

Intuitive Surgical will discuss these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are (800) 230-1092 for participants located in the United States and (612) 288-0337 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci Surgical System. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.
About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/
da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.
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This press release contains forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic and credit market conditions on health care spending; the possibility of another shutdown of the U.S. federal government and market impact if Congress fails to reach further agreement regarding the budget and debt ceiling; health care reform legislation in the United States and its impact on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; decreases in hospital admissions and actions by payers to limit or manage surgical procedures; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2012, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results and statements using Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	September 30, 2013	June 30, 2013	September 30, 2012
Revenue:
Instruments and accessories	$239.1	$264.5	$218.0
Systems	158.5	215.9	232.0
Services	101.4	98.1	87.8
Total revenue	499.0	578.5	537.8
Cost of revenue:
Product	112.0	140.9	119.3
Service	30.3	32.4	28.4
Total cost of revenue (1)	142.3	173.3	147.7
Gross profit	356.7	405.2	390.1
Operating expenses:
Selling, general, and administrative	139.3	145.5	129.0
Research and development	43.2	41.2	49.7
Total operating expenses (1)	182.5	186.7	178.7
Income from operations (2)	174.2	218.5	211.4
Interest and other income, net	3.9	4.3	4.3
Income before taxes	178.1	222.8	215.7
Income tax expense	21.3	63.7	32.4
Net income	$156.8	$159.1	$183.3
Net income per share:
Basic	$4.06	$3.99	$4.59
Diluted	$3.99	$3.90	$4.46
Shares used in computing net income per share:
Basic	38.6	39.9	39.9
Diluted	39.3	40.8	41.1
(1) Includes share-based compensation expense as follows:
Total cost of revenue	$8.8	$7.1	$8.4
Total operating expenses	$41.6	$31.6	$38.9
(2) Includes amortization of purchased intangibles as follows:
Income from operations	$5.3	$5.7	$5.4

INTUITIVE SURGICAL, INC.
UNAUDITED NINE MONTHS ENDED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,
	2013	2012
Revenue:
Instruments and accessories	$764.7	$649.5
Systems	630.3	668.0
Services	293.9	252.0
Total revenue	1,688.9	1,569.5
Cost of revenue:
Product	399.2	353.9
Service	93.5	83.2
Total cost of revenue (1)	492.7	437.1
Gross profit	1,196.2	1,132.4
Operating expenses:
Selling, general, and administrative	426.3	374.1
Research and development	126.0	128.3
Total operating expenses (1)	552.3	502.4
Income from operations (2)	643.9	630.0
Interest and other income, net	12.5	12.1
Income before taxes	656.4	642.1
Income tax expense	151.6	160.4
Net income	$504.8	$481.7
Net income per share:
Basic	$12.75	$12.10
Diluted	$12.46	$11.72
Shares used in computing net income per share:
Basic	39.6	39.8
Diluted	40.5	41.1
(1) Includes share-based compensation expense as follows:
Total cost of revenue	$22.7	$20.2
Total operating expenses	$104.6	$94.8
(2) Includes amortization of purchased intangibles as follows:
Income from operations	$16.6	$17.2

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	September 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$2,532.3	$2,920.5
Accounts receivable, net	280.6	370.3
Inventories	200.1	121.5
Property, plant and equipment, net	294.2	241.8
Goodwill	137.4	138.1
Deferred tax assets	131.5	96.3
Other assets	121.3	170.7
Total assets	$3,697.4	$4,059.2
Accounts payable and other accrued liabilities	$239.3	$292.7
Deferred revenue	193.8	186.4
Total liabilities	433.1	479.1
Stockholders’ equity	3,264.3	3,580.1
Total liabilities and stockholders’ equity	$3,697.4	$4,059.2